        Exhibit 3.1

AMENDMENT TO

CERTIFICATE OF DESIGNATION

OF

THE SERIES G PREFERRED STOCK

OF

ADVANCE DISPLAY TECHNOLOGIES, INC.

(Pursuant to Section 7-106-102 of the

Colorado Revised Statutes)

____________________________________

Advance Display Technologies, Inc., a corporation organized and existing under the laws of the State of Colorado (the “Company”), hereby certifies that, pursuant to the authority vested in the Board of Directors of the Company (the “Board”) by the Articles of Incorporation of the Company (the “Articles of Incorporation”), as amended, the following resolution was adopted as of November 13, 2007 by the Board pursuant to Section 7-106-102 of the Colorado Revised Statutes:

RESOLVED, that Section 1. of the Certificate of Designation of the Series G Preferred Stock is hereby amended to read as follows:

1.  Designation and Number of Shares.  There shall hereby be created and established a series of Preferred Stock designated as “Series G Preferred Stock” (the “Series G Preferred Stock”).  The authorized number of shares of Series G Preferred Stock shall be 54,180.

The name and address of the individual who caused this Certificate of Designation to be delivered for filing is:  S. Lee Terry, Jr., Davis Graham & Stubbs LLP, 1550 17th Street, Suite 500, Denver, Colorado 80202.